Exhibit 15.2

Consent of CRISIL Limited

Reference Number_ CRISIL/YOL/MAR/2022

CRISIL Limited (“CRISIL”), consents to the references to our Company and our report dated November, 2021 (our “Report_ Assessment of the travel industry in India) included in Yatra Online, Inc.’s annual report on Form 20- F/A for the year ended March 31, 2021 (the “Annual Report”), the inclusion of our Report as Exhibit 99.1 to the Annual Report and references to and information derived from our Report in the Annual Report, as well as to the incorporation by reference of the consent and our Report into Yatra Online, Inc.’s registration statement on Form F- 3 filed with the United States Securities and Exchange Commission on May 24, 2021 (the “Registration Statement”).

Place: Mumbai	For CRISIL Limited
Date: 8th March, 2022

/s/ Suresh Krishnamurthy
Suresh Krishnamurthy
Senior Director